Exhibit 10.1
EXECUTIVE SALARY CONTINUATION AGREEMENT
FOR
CHRISTINE M. HERB
This Executive Salary Continuation Agreement (the “Agreement”) is effective as of the 1st day of January, 2008, (“Effective Date”) by and between Columbia River Bank, a state chartered commercial bank located in The Dalles, Oregon (the “Bank”), and Christine M. Herb (the “Executive”).
RECITALS
     Whereas, the Executive is an employee of the Bank,
     Whereas, the Executive has contributed substantially to the success of the Bank and its parent corporation, Columbia Bancorp, and the Bank desires that the Executive continue its employ with the Bank acknowledging that the Executive’s experience and knowledge of the affairs of the Bank and the banking industry are extensive and valuable,
     Whereas, the Bank desires to establish and maintain a deferred compensation program consisting of salary continuation benefits for the Executive, to be paid from the Bank’s general assets,
     Whereas, the Bank acknowledges that this Agreement shall be terminated or amended only by a written agreement signed by the Bank and the Executive except as specified in Section 6,
     Whereas, the Executive and the Bank wish to specify in writing the terms and conditions upon which this additional compensatory incentive will be provided to the Executive;
     Now, Therefore, in consideration of the foregoing premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Executive and the Bank agree as follows:
SECTION 1
DEFINITIONS
     Whenever used in this Agreement, the following words and phrases shall have the meanings specified:
     “Change of Control” means the acquisition during the Executive’s employment of twenty-five percent (25%) or more of the voting securities of the Holding Company by any person, or persons acting as a group within the meaning of Section 13(d) of the Securities Exchange Act of 1934, or to such acquisition of a percentage between ten percent (10%) and twenty-five percent (25%) if the Board or the Comptroller of the Currency, the FDIC, or the Federal Reserve Bank have made a determination that such acquisition constitutes or will constitute control of the Holding Company. The term “person” refers to an individual, corporation, bank, bank holding company, or other entity, but excludes any Employee Stock Ownership Plan established for the benefit of employees of the Holding Company or any of its subsidiaries or other affiliates.
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     “Change of Control Termination” means Termination of Employment prior to Normal Retirement Age for reasons other than Disability Termination, and within thirty-six (36) months following a Change of Control.
     “Code” means the Internal Revenue Code of 1986, as amended.
     “Disability” means the Executive: (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months; or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering employees of the Bank. Medical determination of Disability may be made by either the Social Security Administration or by the provider of an accident or health plan covering employees of the Bank. Upon the request of the plan administrator, the Executive must submit proof to the plan administrator of the Social Security Administration’s or the provider’s determination.
     “Disability Termination” means Termination of Employment prior to Normal Retirement Age as a result of Disability.
     “Early Retirement” means Termination of Employment prior to Normal Retirement Age for reasons other than Disability Termination or Change of Control Termination, and on a date on or after December 23, 2018.
     “Early Termination” means Termination of Employment prior to December 23, 2018 for reasons other than Disability Termination or Change of Control Termination.
     “Holding Company” shall mean Columbia Bancorp, the parent corporation of the Bank.
     “Normal Retirement Age” means age sixty-two (62).
     “Normal Retirement Date” means the date the Executive attains Normal Retirement Age, or if later, the date of the Executive’s Termination of Employment.
     “Schedule A” means Schedule A attached to this Agreement that, along with Section 2, establishes certain benefits payable to the Executive upon Termination of Employment prior to Normal Retirement Age.
     “Specified Employee” means a specified employee within the meaning of Section 409A of the Code.
     “Termination of Employment” means the termination of the Executive’s employment with the Bank for reasons other than death. Whether a Termination of Employment takes place is determined based on the facts and circumstances surrounding the termination of the Executive’s employment and whether the Bank and the Executive intended for the Executive to provide significant services for the Bank following such termination. A change in the Executive’s employment status will not be considered a Termination of Employment if:
     (a) the Executive continues to provide services as an employee of the Bank at an annual rate that is twenty percent (20%) or more of the services rendered, on average, during the immediately preceding three full calendar years of employment (or, if employed less than three years, such lesser period) and the annual remuneration for such services is twenty percent (20%) or more of the average annual remuneration earned during the final three full calendar years of employment (or, if less, such lesser period), or
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     (b) the Executive continues to provide services to the Bank in a capacity other than as an employee of the Bank at an annual rate that is fifty percent (50%) or more of the services rendered, on average, during the immediately preceding three full calendar years of employment (or if employed less than three years, such lesser period) and the annual remuneration for such services is fifty percent (50%) or more of the average annual remuneration earned during the final three full calendar years of employment (or if less, such lesser period).
SECTION 2
BENEFITS
     2.1 Normal Retirement Benefit. Upon Termination of Employment on a Normal Retirement Date, the Bank shall pay to the Executive the benefit described in this Section 2.1 in lieu of any other benefit under this Agreement.
     (1) Annual Benefit. The initial annual benefit under this Section 2.1 is $35,000.
     (2) Payment of Benefit. The Bank shall pay the Annual Benefit to the Executive in twelve (12) equal monthly installments commencing with the first of the month following the Executive’s Normal Retirement Date, and shall continue payments to the Executive for a total period of twenty (20) years. Commencing on the first anniversary of the first of the month following the Executive’s Normal Retirement Date, and continuing on each subsequent anniversary, the Bank shall increase the benefit by three percent (3%) from the previous anniversary date.
     2.2 Early Retirement Benefit. Upon Early Retirement, the Bank shall pay to the Executive the benefit described in this Section 2.2 in lieu of any other benefit under this Agreement.
     (1) Annual Benefit. The initial annual benefit under this Section 2.2 is the amount shown in the Early Retirement column of Schedule A for the month and year in which Termination of Employment occurs.
     (2) Payment of Benefit. The Bank shall pay the Annual Benefit to the Executive in twelve (12) equal monthly installments commencing with the first of the month following the date the Executive attains Normal Retirement Age, and shall continue payments to the Executive for a total period of twenty (20) years. Commencing on the first anniversary of the first of the month following the date the Executive attains Normal Retirement Age and continuing on each subsequent anniversary, the Bank shall increase the benefit by three percent (3%) from the previous anniversary date.
     2.3 Early Termination Benefit. Upon Early Termination, the Bank shall pay to the Executive the benefit described in this Section 2.3 in lieu of any other benefit under this Agreement.
     (1) Annual Benefit. The annual benefit under this Section 2.3 is the amount shown in the Early Termination column of Schedule A for the month and year in which Termination of Employment occurs.
     (2) Payment of Benefit. The Bank shall pay the Annual Benefit to the Executive in twelve (12) equal monthly installments commencing with the first of the month following the date the Executive attains Normal Retirement Age, and shall continue payments to the Executive for a total period of twenty (20) years.
     2.4 Disability Benefit. Upon Disability Termination, the Bank shall pay to the Executive the benefit described in this Section 2.4 in lieu of any other benefit under this Agreement.
     (1) Annual Benefit. The annual benefit under this Section 2.4 is the amount shown in the Disability column of Schedule A for the month and year in which Termination of Employment occurs.
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     (2) Payment of Benefit. The Bank shall pay the Annual Benefit to the Executive in twelve (12) equal monthly installments commencing with the first of the month following Termination of Employment, and shall continue payments to the Executive for a total period of twenty (20) years.
     2.5 Death Benefit.
     (1) Termination of employment due to death. If the Executive dies while in the active service of the Bank, the Bank shall pay to the Executive’s beneficiary the benefit described in this Section 2.5.1. This benefit shall be paid in lieu of any other benefit under this Agreement.
     (a) Annual Benefit. The initial annual benefit under this Section 2.5.1 is the initial annual Normal Retirement Benefit described in Section 2.1.1.
     (b) Payment of Benefit. The Bank shall pay the Annual Benefit to the Executive’s beneficiary in twelve (12) equal monthly installments commencing with the first of the month following the Executive’s death, and shall continue payments to the Executive’s beneficiary for a total period of twenty (20) years. Commencing on the first anniversary of the first of the month following the Executive’s death, and continuing on each subsequent anniversary, the Bank shall increase the benefit by three percent (3%) from the previous anniversary date.
     (2) Death following Termination of Employment. If the Executive dies after Termination of Employment, the Bank shall pay the same benefit payments to the Executive’s beneficiary that the Executive was entitled to receive prior to death except that, if the payments have not yet commenced, the benefit payments shall commence on the first of the month following the date of the Executive’s death. This benefit shall be paid in lieu of any other benefit under this Agreement.
     2.6 Change of Control Benefit. Upon a Change of Control Termination, the Bank shall pay to the Executive the benefit described in this Section 2.6 in lieu of any other benefit under this Agreement.
     (1) Annual Benefit. The annual benefit under this Section 2.6 is the amount shown in the Change of Control column of Schedule A for the month and year in which Change of Control occurs.
     (2) Payment of Benefit. The Bank shall pay the Annual Benefit to the Executive in twelve (12) equal monthly installments commencing with the first of the month following the date the Executive attains Normal Retirement Age, and shall continue payments to the Executive for a total period of twenty (20) years.
     (3) Excess Parachute Payment. Notwithstanding any provision of this Section 2.6 to the contrary, the Bank shall not pay any benefit under this Section 2.6 to the extent the benefit would create an excise tax under the excess parachute rules of Section 280G of the Code. If the Bank determines that any scheduled payment of the Change of Control Benefit would result in an excise tax under the rules of Section 280G of the Code, then such payment shall be reduced only to the extent necessary to avoid the excise tax.
     2.7 Delayed Payments. Any payment under this Section 2 shall be delayed if required by law, including without limitation the requirements of Section 409A of the Code and any and all Treasury regulations and guidance promulgated thereunder, or for reasons of administrative practicability. Additionally, if upon the Executive’s Termination of Employment the Executive is a Specified Employee, no benefit shall be paid earlier than the first day of the seventh month following the month in which Termination of Employment occurs. Any delayed payment shall be accumulated with interest at the annual rate of eight percent (8%) compounded monthly from the date the payment was scheduled to be paid to the date actually paid. Delayed payments shall be paid no later than the first of the month following the date when the payment is both allowed by law and administratively practicable. The Bank shall not unreasonably delay payments under this Section 2.7 due to administrative practicability.
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SECTION 3
BENEFICIARIES
     3.1 Beneficiary Designations. The Executive shall designate a beneficiary by filing a written designation with the Bank. The Executive may revoke or modify the designation at any time by filing a new designation. However, designations will only be effective if signed by the Executive and received by the Bank during the Executive’s lifetime. The Executive’s beneficiary designation shall be deemed automatically revoked if the beneficiary predeceases the Executive, or if the Executive names a spouse as beneficiary and the marriage is subsequently dissolved. If the Executive dies without a valid beneficiary designation, all payments shall be made to the Executive’s estate.
     3.2 Facility of Payment. If a benefit is payable to a minor, to a person declared incompetent, or to a person incapable of handling the disposition of his or her property, the Bank may pay such benefit to the guardian, legal representative or person having the care or custody of such minor, incompetent person or incapable person. The Bank may require proof of incompetence, minority or guardianship as it may deem appropriate prior to distribution of the benefit. Such distribution shall completely discharge the Bank from all liability with respect to such benefit.
SECTION 4
CERTAIN LIMITATIONS
     4.1 Termination for Cause. Notwithstanding any provision of this Agreement to the contrary, if Bank terminates the Executive’s employment for “cause,” which herein shall mean (i) Executive’s gross negligence or willful misconduct as shall constitute, as a matter of law, a breach of the covenants and obligations of Employee hereunder; (ii) failure or refusal of Executive to comply with the provisions of the Agreement; (iii) Executive’s conviction by any duly constituted court with competent jurisdiction of a crime (other than traffic offenses); (iv) Executive’s malfeasance or incompetence, provided that in applying this criteria Bank shall not be unreasonable or arbitrary, and provided further that prior to effecting a dismissal under this Section (iv) Bank shall afford Executive with fair and reasonable warning and with a fair and reasonable opportunity to cure any defects in Executive’s performance, then the Bank shall not pay any benefit under this Agreement. The Bank, in its sole discretion and subject to good faith, fair dealing and reasonableness, shall determine whether the criteria in (i), (ii), (iii), or (iv) have occurred.
     4.2 Suicide or Misstatement. The Bank shall not pay any benefit under this Agreement if the Executive commits suicide within three years after the date of this Agreement. In addition, the Bank shall not pay any benefit under this Agreement if the Executive has made any material misstatement of fact on an employment application or resume provided to the Bank, or on any application for any benefits or insurance that the Executive completes upon request by the Bank.
SECTION 5
CLAIMS AND REVIEW PROCEDURES
     5.1 Claims Procedure. A Participant or beneficiary (“claimant”) who has not received benefits under the Plan that he or she believes should be paid shall make a claim for such benefits as follows:
     (1) Initiation — Written Claim. The claimant initiates a claim by submitting to the Bank a written claim for the benefits.
     (2) Timing of Bank Response. The Bank shall respond to such claimant within 90 days after receiving the claim. If the Bank determines that special circumstances require additional time for processing the claim, the Bank can extend the response period by an additional 90 days by notifying the claimant in writing, prior to the end of the initial 90-day period, that an additional period is required. The notice of extension must set forth the special circumstances and the date by which the Bank expects to render its decision.
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     (3) Notice of Decision. If the Bank denies part or all of the claim, the Bank shall notify the claimant in writing of such denial. The Bank shall write the notification in a manner calculated to be understood by the claimant. The notification shall set forth: (i) the specific reasons for the denial; (ii) a reference to the specific provisions of the Plan on which the denial is based; (iii) a description of any additional information or material necessary for the claimant to perfect the claim and an explanation of why it is needed; (iv) an explanation of the Plan’s review procedures and the time limits applicable to such procedures, and (v) a statement of the claimant’s right to bring a civil action under ERISA Section 502(a) following an adverse benefit determination on review.
     5.2 Review Procedure. If the Bank denies part or all of the claim, the claimant shall have the opportunity for a full and fair review by the Bank of the denial, as follows:
     (1) Initiation — Written Request. To initiate the review, the claimant, within 60 days after receiving the Bank’s notice of denial, must file with the Bank a written request for, review.
     (2) Additional Submissions — Information Access. The claimant shall then have the opportunity to submit written comments, documents, records and other information relating to the claim. The Bank shall also provide the claimant, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant (as defined in applicable ERISA regulations) to the claimant’s claim for benefits.
     (3) Considerations on Review. In considering the review, the Bank shall take into account all materials and information the claimant submits relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.
     (4) Timing of Bank Response. The Bank shall respond in writing to such claimant within 60 days after receiving the request for review. If the Bank determines that special circumstances require additional time for processing the claim, the Bank can extend the response period by an additional 60 days by notifying the claimant in writing, prior to the end of the initial 60-day period, that an additional period is required. The notice of extension must set forth the special circumstances and the date by which the Bank expects to render its decision.
     (5) Notice of Decision. The Bank shall notify the claimant in writing of its decision on review. The Bank shall write the notification in a manner calculated to be understood by the claimant. The notification shall set forth: (i) the specific reasons for the denial; (ii) a reference to the specific provisions of the Plan on which the denial is based; (iii) a statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant (as defined in applicable ERISA regulations) to the claimant’s claim for benefits, and (iv) a statement of the claimant’s right to bring a civil action under ERISA Section 502(a).
SECTION 6
AMENDMENTS AND TERMINATION
     6.1 Amendments. This Agreement may be amended only by a written agreement signed by the Bank and the Executive. However, the Bank may unilaterally amend this Agreement to conform with written directives to the Bank from banking regulators or to comply with legislative changes or tax law, including without limitation Section 409A of the Code and any and all Treasury regulations and guidance promulgated thereunder. If the Bank unilaterally amends this Agreement in order to comply with the requirements of banking regulators or changes in law, the Bank shall make every reasonable effort to preserve benefits payable
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to the Executive as of the date the changes are made and to continue the accrual of benefits during the employment of the Executive until such time as a written agreement is signed by the Bank and the Executive.
     6.2 Plan Termination Generally. This Agreement may be terminated only by a written agreement signed by the Bank and the Executive. However, the Bank may unilaterally terminate this Agreement to conform with written directives from banking regulators or to comply with legislative changes or tax law, including without limitation Section 409A of the Code and any and all Treasury regulations and guidance promulgated thereunder. If the Bank unilaterally terminates this Agreement in order to comply with the requirements of banking regulators or changes in law, the Bank shall make every reasonable effort to preserve the value of benefits payable to the Executive as of the date of termination and to continue the accrual of the value of benefits during the employment of the Executive until such time as a written agreement is signed by the Bank and the Executive.
SECTION 7
STATUS AS AN UNSECURED GENERAL CREDITOR
     7.1 Notwithstanding anything contained herein to the contrary: (i) the Executive shall have no legal or equitable rights, interests or claims in or to any specific property or assets of the Bank as a result of this Agreement; (ii) none of the Bank’s assets shall be held in or under any trust for the benefit of the Executive or held in any way as security for the fulfillment of the obligations of the Bank under this Agreement; (iii) all of the Bank’s assets shall be and remain the general unpledged and unrestricted assets of the Bank; (iv) the Bank’s obligation under this Agreement shall be that of an unfunded and unsecured promise by the Bank to pay money in the future; and (v) the Executive shall be an unsecured general creditor with respect to any benefits which may be payable under the terms of this Agreement. Notwithstanding subparagraphs (i) through (v) above, the Bank and the Executive acknowledge and agree that, in the event of a Change of Control, upon request of the Executive, or in the Bank’s discretion if the Executive does not so request and the Bank nonetheless deems it appropriate, the Bank shall establish, concurrent with this agreement, a Rabbi Trust or multiple Rabbi Trusts (the “Trust” or “Trusts”) upon such terms and conditions as the Bank, in its sole discretion, deems appropriate and in compliance with applicable provisions of the Code, in order to permit the Bank to make contributions and/or transfer assets to the Trust or Trusts to discharge its obligations pursuant to this Agreement. The principal of the Trust or Trusts and any earnings thereon shall be held separate and apart from other funds of the Bank to be used exclusively for discharge of the Bank’s obligations pursuant to this Agreement and shall continue to be subject to the claims of the Bank’s general creditors until paid to the Executive in such manner and at such times as specified in this Agreement.
     7.2 Bank reserves the right to determine, in its sole and absolute discretion, whether, to what extent and by what method, if any, to provide for the payment of the amounts which may be payable to the Executive, under the terms of this Agreement. In the event that the Bank elects to fund this Agreement, in whole or in part, through the use of life insurance or annuities, or both, the Bank shall determine the ownership and beneficial interests of any such policy of life insurance or annuity. The Bank further reserves the right, in its sole and absolute discretion, to terminate any such policy, and any other device used to fund its obligations under this Agreement, at any time, in whole or in part. Consistent with Section 7.1 above, the Executive shall have no right, title or interest in or to any funding source or amount utilized by the Bank pursuant to this Agreement, and any such funding source or amount shall not constitute security for the performance of the Bank’s obligations pursuant to this Agreement. In connection with the foregoing, the Executive agrees to execute such documents and undergo such medical examinations or tests which the Bank may request and which may be reasonably necessary to facilitate any funding for this Agreement including, without limitation, the Bank’s acquisition of any policy of insurance or annuity.
SECTION 8
MISCELLANEOUS
     8.1 Binding Effect. This Agreement shall bind the Executive and the Bank, and their beneficiaries, survivors, executors, successors, administrators and transferees.
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     8.2 No Guarantee of Employment. This Agreement is not an employment policy or contract. It does not give the Executive the right to remain an employee of the Bank, nor does it interfere with the Bank’s right to discharge the Executive. It also does not require the Executive to remain an employee nor interfere with the Executive’s right to terminate employment at any time.
     8.3 Non-Transferability. Benefits under this Agreement cannot be sold, transferred, assigned, pledged, attached or encumbered in any manner. In particular, the Executive shall have no power or right to transfer, assign, anticipate, hypothecate, modify or otherwise encumber any part or all of the amounts payable hereunder, nor, prior to payment in accordance with the terms of this Agreement, shall any portion of such amounts be: (i) subject to seizure by any creditor of the Executive, by a proceeding at law or in equity, for the payment of any debts, judgments, alimony or separate maintenance obligations which may be owed by the Executive; or (ii) transferable by operation of law in the event of bankruptcy, insolvency or otherwise. Any such attempted assignment or transfer shall be void.
     8.4 Reorganization. This Agreement shall be binding upon and inure to the benefit of the Executive and the Bank. Accordingly, the Bank shall not merge or consolidate into or with another corporation, or reorganize or sell substantially all of its assets to another corporation, firm or person, unless and until such succeeding or continuing corporation, firm or person agrees to assume and discharge the obligations of the Bank under this Agreement. In the alternative, the Holding Company may agree to assume and discharge the obligation of the Bank under this Agreement. Upon the occurrence of such event, the term “Bank” as used in this Agreement shall be deemed to refer to such surviving or successor firm, person, entity or corporation, or the Holding Company, as the case may be.
     8.5 Tax Withholding. The Bank shall withhold any taxes that are required to be withheld from the benefits provided under this Agreement.
     8.6 Applicable Law. The laws of the State of Oregon, other than those laws denominated choice of law rules, federal law in the case of preemption, and where applicable, the rules and regulations of any regulatory agency or governmental authority having jurisdiction over the Bank or the Holding Company, shall govern the validity, interpretation, construction and effect of this Agreement.
     8.7 Unfunded Arrangement. The Executive and beneficiary are general unsecured creditors of the Bank for the payment of benefits under this Agreement. The benefits represent the mere promise by the Bank to pay such benefits. The rights to benefits are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by creditors. Any insurance on the Executive’s life is a general asset of the Bank to which the Executive and beneficiary have no preferred or secured claim.
     8.8 Entire Agreement. This Agreement supersedes any and all other agreements, either oral or in writing, between the parties with respect to the subject matter of this Agreement and contains all of the covenants and agreements between the parties with respect thereto. Each party to this Agreement acknowledges that no other representations, inducements, promises, or agreements, oral or otherwise, have been made by any party, or anyone acting on behalf of any party, which are not set forth herein, and that no other agreement, statement, or promise not contained in this Agreement shall be valid or binding on either party. No rights are granted to the Executive by virtue of this Agreement other than those specifically set forth herein.
     8.9 Administration. The Bank shall have powers which are necessary to administer this Agreement, including but not limited to: (i) maintaining a record of benefit payments; (ii) establishing rules and prescribing any forms necessary or desirable to administer the Agreement; and (iii) interpreting the provisions of the Agreement.
     8.10 Named Fiduciary. The Bank shall be the named fiduciary and plan administrator under this Agreement. It may delegate to others certain aspects of the management and operational responsibilities including the employment of advisors and the delegation of ministerial duties to qualified individuals.
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     8.11 Paragraph Headings. The paragraph headings used in this Agreement are for convenience only, and shall not affect or be used in connection with the interpretation of this Agreement.
     8.12 No Strict Construction. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction will be applied against any person.
     8.13 Opportunity To Consult With Independent Advisors. The Executive acknowledges that he or she has been afforded the opportunity to consult with independent advisors of his choosing including, without limitation, accountants or tax advisors and counsel regarding both the benefits granted to him under the terms of this Agreement and the (i) terms and conditions which may affect the Executive’s right to these benefits and (ii) personal tax effects of such benefits including, without limitation, the effects of any federal or state taxes, Section 280G of the Code, and any other taxes, costs, expenses or liabilities whatsoever related to such benefits, which in any of the foregoing instances the Executive acknowledges and agrees shall be the sole responsibility of the Executive notwithstanding any other term or provision of this Agreement. The Executive further acknowledges and agrees that the Bank shall have no liability whatsoever related to any such personal tax effects or other personal costs, expenses, or liabilities applicable to the Executive and further specifically waives any right for himself or herself, and his or her heirs, beneficiaries, legal representatives, agents, successor and assign to claim or assert liability on the part of the Bank related to the matters described above in this Section 8.13. The Executive further acknowledges that he or she has read, understands and consents to all of the terms and conditions of this Agreement, and that he or she enters into this Agreement with a full understanding of its terms and conditions.
     8.14 Arbitration of Disputes. All claims, disputes and other matters in question arising out of or relating to this Agreement or the breach or interpretation thereof, other than those matters which are to be determined by the Bank in its sole and absolute discretion, shall be resolved by binding arbitration before a representative member, selected by the mutual agreement of the parties, of the Judicial Arbitration and Mediation Services, Inc. (“JAMS”), located in Portland, Oregon. In the event JAMS is unable or unwilling to conduct the arbitration provided for under the terms of this Paragraph, or has discontinued its business, the parties agree that a representative member, selected by the mutual agreement of the parties of the American Arbitration Association (“AAA”) located in Portland, Oregon, shall conduct the binding arbitration referred to in this Paragraph. Notice of the demand for arbitration shall be filed in writing with the other party to this Agreement and with JAMS (or AAA, if necessary). In no event shall the demand for arbitration be made after the date when institution of legal or equitable proceedings based on such claim, dispute or other matter in question would be barred by the applicable statute of limitations. The arbitration shall be subject to such rules of procedure used or established by JAMS, or if there are none, the rules of procedure used or established by AAA. Any award rendered by JAMS or AAA shall be final and binding upon the parties, and as applicable, their respective heirs, beneficiaries, legal representatives, agents, successors and assigns, and may be entered in any court having jurisdiction thereof. Any arbitration hereunder shall be conducted in The Dalles, Oregon, unless otherwise agreed to by the parties.
     8.15 Attorneys’ Fees. In the event of any arbitration or litigation concerning any controversy, claim or dispute between the parties hereto, arising out of or relating to this Agreement or the breach hereof, or the interpretation hereof, the prevailing party shall be entitled to recover from the losing party reasonable expenses, attorneys’ fees and costs incurred in connection therewith or in the enforcement or collection of any judgment or award rendered therein. The “prevailing party” means the party determined by the arbitrator(s) or court, as the case may be, to have most nearly prevailed, even if such party did not prevail in all matters, not necessarily the one in whose favor a judgment is rendered.
     8.16 Notice. Any notice required or permitted of either the Executive or the Bank under this Agreement shall be deemed to have been duly given, if by personal delivery, upon the date received by the party or its authorized representative; if by facsimile, upon transmission to a telephone number previously provided by the party to whom the facsimile is transmitted as reflected in the records of the party transmitting the facsimile and upon reasonable confirmation of such transmission; and if by mail, on the third day after mailing via U.S. first class mail, registered or certified, postage prepaid and return receipt requested, and addressed to the party at the address given below for the receipt of notices, or such changed address as may be requested in writing by a party.
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If to the Bank:	Columbia River Bank 420 East Third Street The Dalles, Oregon 97058

If to the Executive:	c/o Columbia River Bank
P0 Box 1050 The Dalles, Oregon 97058
     8.17 Nonwaiver. The failure of either party to enforce at any time or for any period of time any one or more of the terms or conditions of this Agreement shall not be a waiver of such term(s) or condition(s) or of that party’s right thereafter to enforce each and every term and condition of this Agreement.
     8.18 Partial Invalidity. If any terms, provision, covenant, or condition of this Agreement is determined by an arbitrator or a court, as the case may be, to be invalid, void, or unenforceable, such determination shall not render any other term, provision, covenant or condition invalid, void or unenforceable, and the Agreement shall remain in full force and effect notwithstanding such partial invalidity.
     8.19 Modifications. Any modification of this Agreement shall be effective only if it is in writing and signed by each party or such party’s authorized representative.
     8.20 Compliance with Code Section 409A. Notwithstanding any other provision of this Agreement, it is intended that any payment or benefit which is provided pursuant to or in connection with this Agreement shall be provided and paid in a manner, and at such time and in such form, as complies with the applicable requirements of Section 409A of the Code to avoid the unfavorable tax consequences provided therein for non-compliance. Any provision in this Agreement that is determined to violate the requirements of Section 409A shall be void and without effect. To the extent permitted under Section 409A, the parties shall reform the provision, provided such reformation shall not subject the Executive to additional tax or interest and the Bank shall not be required to incur any additional compensation as a result of the reformation. In addition, any provision that is required to appear in this Agreement that is not expressly set forth shall be deemed to be set forth herein, and this Agreement shall be administered in all respects as if such provision were expressly set forth. References in this Agreement to Section 409A of the Code include rules, regulations, and guidance of general application issued by the Department of the Treasury under Internal Revenue Code Section 409A.
     IN WITNESS OF THE ABOVE, the Bank and the Executive have signed this Agreement on this                      day of                                         , 2008.

Executive:	Columbia River Bank

Christine M. Herb	Roger L. Christensen
Chief Executive Officer
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